Execution Version
INCENTIVE AWARD AGREEMENT

THIS INCENTIVE AWARD AGREEMENT is made by and between New Jersey Resources Corporation, a New Jersey corporation (the "Company"), and Timothy F. Shea (the "Executive"), dated as of this the __ day of _______, 2022 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, NJR Energy Services, an Affiliate (as defined below) of the Company (“NJRES”), manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America; and

WHEREAS, NJRES employs the Executive, and the Company has determined that the Executive holds an important position with NJRES and that the Executive’s services have been, and will continue to be, a key component to the overall value proposition of NJRES, where periods of outperformance by NJRES have improved the strength of the Company’s overall balance sheet; and

    WHEREAS, the Company recently entered into a series of Asset Management Agreements (“AMAs”) with an investment grade public utility to release certain natural gas transportation contracts of NJRES in exchange for certain fees payable in cash to NJRES over the next ten (10) years, and the Company expects the AMAs to generate a meaningful, positive financial benefit for the Company and its Affiliates; and

WHEREAS, the Executive’s experience and market knowledge was critical to enabling the Company to consummate the AMAs, and the Company believes that the Executive should share in the positive and meaningful financial impact the AMAs are expected to have on the Company and its Affiliates; and

    WHEREAS, the Company sponsors the NJRES Annual Incentive Plan (the “NJRES Plan”) to provide performance-based compensation to eligible employees of NJRES for each fiscal year of the Company, based on NJRES’ net financial earnings (“NFE”), as defined in the NJRES Plan, achieved for the fiscal year, and the Executive has been eligible to participate in the NJRES Plan while employed by NJRES; and

    WHEREAS, the Company and the Executive now desire to enter into this Agreement to provide some assurances to the Executive that he will be eligible to share in the financial success that he helped create.

    NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

1.Term. Except as otherwise set forth herein, the term of this Agreement will be from the Effective Date until payment in full of all amounts owed to the Executive hereunder, or, if earlier, if the Executive is no longer entitled to receive any payments hereunder. The Company and the Executive agree that the Executive’s employment with the Company and its Affiliates will end effective as of the close of business on February 28, 2022 (the “End Date”), unless extended by mutual agreement of the Company and the Executive.

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2.Eligibility for NJRES Plan. As an officer of NJRES, the Executive was eligible to participate in the NJRES Plan for the fiscal year beginning October 1, 2020 and ending September 30, 2021 (the “2021 Fiscal Year”), in accordance with the terms set forth in the NJRES Plan. Except as set forth below for the fiscal year beginning October 1, 2023 and ending September 30, 2024 (the “2024 Fiscal Year”), the Executive will not be eligible to receive any other award(s) under the NJRES Plan or any successor plan for any fiscal year beginning on or after October 1, 2021.
3.Participation in NJRES Plan for 2024 Fiscal Year. The Company expects that the NJRES Plan or its successor plan will continue through the 2024 Fiscal Year to provide for the establishment of a bonus pool for the applicable fiscal year based on NJRES’ achievement of pre-tax, pre-incentive NJRES NFE (as defined herein) for the fiscal year (with a threshold performance hurdle for the payment of any bonuses under the NJRES Plan and the amount of the bonus pool (the “Bonus Pool”) based on a specified percentage of the pre-tax, pre-incentive NJRES NFE achieved for the fiscal year). Regardless of whether the Executive remains employed with NJRES (so long as the termination of the Executive’s employment is for any reason other than for Cause and the Executive continues to comply with the terms of this Agreement), the Executive will be eligible to receive an award from the Bonus Pool for the 2024 Fiscal Year or other comparable award pursuant to the terms of this Agreement.
(a)Amount of the Award. For the 2024 Fiscal Year, the Executive’s incentive award under the NJRES Plan or its successor plan (i) shall be twenty percent (20%) of the Bonus Pool for the 2024 Fiscal Year but (ii) shall not exceed $3,000,000; and
(b)Termination of Employment. The Executive’s incentive award under the NJRES Plan for the 2024 Fiscal Year will be the amount set forth above regardless of whether the Executive is or remains employed by NJRES during or after the end of the 2024 Fiscal Year and will not be subject to any proration or similar reduction, so long as any prior termination of the Executive’s employment is for any reason other than for Cause and the Executive continues to comply with the terms of this Agreement; and
(c)Form of Payment. The Executive’s incentive award for the 2024 Fiscal Year may be paid in the form of cash and/or Company stock, as the Company may determine in its sole discretion (with the number of shares to be paid, if any, calculated based on the applicable portion of the incentive award divided by the closing price of the Company stock as of the last trading day immediately preceding the date of payment of the incentive award); provided, however, payment will be made in cash in at least the amount needed to pay any applicable tax withholdings on the incentive award. Any shares of Company stock delivered in payment of the Executive’s incentive award shall be fully vested and non-forfeitable as of the date of payment, except that the incentive award may be paid in an award of deferred shares of Company stock units, which award requires the Executive to comply with certain restrictive covenants for a period of time after payment of the deferred shares and prior to the Executive’s death, before payout of any shares of Company stock;
(d)Time of Payment. Notwithstanding any other provision of this Agreement, except as otherwise permitted under Section 409A of the Code, the Executive’s incentive award for the 2024 Fiscal Year, if any, shall be paid in all events after the end of the 2024 Fiscal Year and on or before December 31, 2024.
(e)Other Terms and Conditions. Except as otherwise set forth in this Agreement, the Executive’s incentive award for the 2024 Fiscal Year will be subject to the other terms and conditions of the NJRES Plan or its successor plan for the 2024 Fiscal Year to the extent not materially inconsistent with this Agreement.

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(f)Requirement of a Release. Notwithstanding any other provision of this Agreement, eligibility for the Executive’s incentive award for the 2024 Fiscal Year will be subject to and contingent upon Executive's (or the person or entity to whom the Executive’s rights may pass after his death) signing and delivering a complete release of all claims against the Company and its Affiliates, and their employees, officers and other agents, other than those claims owed under the terms of this Agreement, in the form of release acceptable to the Company, and permitting any applicable revocation period to expire without having revoked the release, within sixty (60) days after termination of Executive’s employment.
4.Change in Control. Upon the consummation of a Change in Control (as defined herein), (i) the Company shall require any successor or assign, including any company into which the Company may be merged or otherwise becomes a part of, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place (with the Company’s successors and assigns to include any person or entity that acquires all or substantially all of the Company’s assets and business whether by operation of law or otherwise); and (ii) to the extent Section 409A of the Code is applicable and as permitted by Section 409A of the Code, the Company can elect to terminate this Agreement, in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix)(B) to the extent Section 409A of the Code applies, in return for which the Company will pay the Executive, (A) all incentive bonuses under the NJRES Plan or its successor plan that the Executive is entitled to receive and that remain unpaid, no later than 2 and ½ months after the termination of this Agreement; and (B) if the Change in Control occurs prior to the last day of the 2024 Fiscal Year, in a single lump sum that amount which equals the present value (using the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Code Section 1274(b)(2)(B)) of the maximum amount payable to the Executive under this Agreement for the 2024 Fiscal Year, no later than 2 and ½ months after the termination of this Agreement.
5.Adjustments. The Company and the Executive expect that the NJRES Plan or its successor plan will continue to be maintained through the term of this Agreement generally as described above and consistent with its historical design. Should, however, the Company or its successor after a Change in Control change the design of the NJRES Plan or its successor plan for the 2024 Fiscal Year, the Company or its successor will act in good faith to provide the Executive with a comparable performance-based incentive opportunity for the 2024 Fiscal Year that will provide the Executive an opportunity to earn an incentive award substantially equivalent to what the Executive would have been eligible to earn under the historical design of the NJRES Plan or its successor plan, as modified by this Agreement. To the extent the terms of the NJRES Plan or any successor plan continue to provide an incentive award from a bonus pool established based on pre-tax, pre-incentive NJRES NFE for the 2024 Fiscal Year or otherwise in relation to pre-tax, pre-incentive NJRES NFE, for the purpose of determining the pre-tax, pre-incentive NJRES NFE upon which the Executive’s incentive award is based, (i) pre-tax, pre-incentive NJRES NFE for the 2024 Fiscal Year will be determined in the same manner as determined historically, (ii) NJRES NFE shall in all events include NFE received from the AMAs (regardless of whether or not those payments were received by NJRES), and (iii) to the extent NFE from the AMAs is directed away from NJRES, that NFE will still be included in the determination of any incentive award for the Executive for the 2024 Fiscal Year.
6.Definitions.
(a)Affiliate Defined. For purposes of this Agreement, "Affiliate" means any corporation, trade or business or other entity, including but not limited to partnerships, limited liability companies and joint ventures, directly or indirectly controlling, controlled by or under common control with the Company, within the meaning of Section 405 of the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Affiliate includes any

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corporation, trade or business or other entity that becomes such on or after the effective date of this Agreement.
(b)Cause Defined. For purposes of this Agreement, "Cause" means (i) the Executive's conviction of a felony or the entering by the Executive of a plea of nolo contendere to a felony charge, (ii) the Executive's gross neglect, willful malfeasance or willful gross misconduct in connection with his employment which has had a significant adverse effect on the business of the Company and its Affiliates, unless the Executive reasonably believed in good faith that such act or non-act was in or not opposed to the best interests of the Company and its Affiliates, or (iii) repeated material violations by the Executive of his obligations under any business protection agreement to which the Executive is a party with the Company or any of its Affiliates, which have continued after written notice thereof from the Company, which violations are demonstrably willful and deliberate on the Executive's part and which result in material damage to the business or reputation of the Company or any of its Affiliates.
(c)Change in Control Defined. For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if on or after the date hereof:
(i)any Person (as defined below) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) Voting Securities (as defined below) of the Company and, immediately thereafter, is the "beneficial owner" (within the meaning of Rule 13d-3, as promulgated under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of Voting Securities of the Company representing fifty percent (50%) or more of the combined Voting Power (as defined below) of the Company's securities;
(ii)within any 12-month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director (A) was elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of this Section 6(b)(ii); or
(iii)the consummation of a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company, or a complete liquidation of the Company (a "Corporate Event"), except that a Corporate Event shall not trigger a Change in Control under this clause (iii) if the shareholders of the Company immediately prior to such Corporate Event shall hold, directly or indirectly immediately following such Corporate Event, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation.
    The above definition of a Change in Control shall be interpreted and applied in a manner that complies with the change in control or ownership trigger event rules under Section 409A of the Code.
(d)GAAP Defined. For purposes of this Agreement, “GAAP” means generally accepted accounting principles as consistently applied.

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(e)NJRES NFE Defined. For purposes of this Agreement, “NJRES NFE” shall mean the net income of NJRES for the fiscal year, excluding the accounting impact and resulting volatility in GAAP earnings due to unrealized and certain realized gains and losses from certain derivative instruments, net of applicable tax adjustments, excluding or adjusting for the following items, net of tax: (i) excluding expenses in excess of budgeted amounts (to the extent approved for exclusion from NJRES NFE by the Leadership Development and Compensation Committee (“LDCC”) of the Board of Directors of the Company) and related to management consulting engagements; charitable contributions; summer intern program; and discretionary “thank you” incentive awards to employees of NJRES outside of the NJRES Plan or any similar plan of the Company and its Affiliates, (ii) excluding losses, expenses and costs relating to impairment/write-downs of property, plant and equipment, goodwill, business operations or any other assets (tangible or intangible) (to the extent approved from exclusion from NJRES NFE by the LDCC), and (iii) adjusting for any changes in statutory federal and state corporate income tax rates for the year. Notwithstanding the foregoing, the LDCC is authorized to make any other adjustments to NJRES NFE to include or exclude any other items that are otherwise includable or excludable under GAAP and/or include or exclude any non-GAAP items otherwise includable or excludable for internal or external accounting purposes.
(f)Person Defined. For purposes of this Agreement, "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company or any subsidiary of the Company or (ii) any employee benefit plan sponsored by the Company or any subsidiary of the Company.
(g)Voting Power and Voting Securities Defined. A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote); and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors (without consideration of the rights of any class of stock other than the common stock of the company to elect directors by a separate class vote).
7.Termination for Cause. Notwithstanding any other provision of this Agreement, any termination by the Company and its Affiliates of the Executive’s employment for Cause shall be communicated by a written notice of termination, which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment for Cause and the Executive’s termination date (which can be immediate). If the Executive's employment with the Company and its Affiliates shall be terminated by the Company and its Affiliates for Cause, this Agreement shall terminate as of the date of termination of the Executive’s employment for Cause, and the Company shall have no further obligations hereunder for any amounts that were not paid prior to termination of the Executive’s employment for Cause.
8.Reduction of Covered Payments.
(a)Application. In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, then the Covered Payments shall be reduced (but not below zero) so that the Present Value of the aggregate of all Covered Payments does not exceed the Reduced Amount; provided, however, that if the Net After-tax Benefit to the Executive of receiving all of the Covered Payments

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(without reduction) exceeds the Net-After-tax Benefit to the Executive of having such Covered Payments so reduced by more than the lesser of $50,000 or 10% of the Executive’s Net After-tax Benefit (after such reduction), no such reduction shall be effected. In the event a reduction is required pursuant hereto, the order of reduction shall be first all cash payments on a pro rata basis, then any equity compensation on a pro rata basis, and lastly welfare and fringe benefits on a pro rata basis (first against all such amounts that are not subject to Section 409A of the Code).
For purposes of this Section 8(a), the following terms have the following meanings:
(A)"Net After-tax Benefit" shall mean the Present Value of any amount or benefit paid or distributed to the Executive, net of all federal, state and local income, employment and excise taxes imposed on the Executive with respect thereto, determined by applying the tax rates set forth below.
(B)"Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code.
(C)"Reduced Amount" shall be an amount expressed in Present Value which maximizes the aggregate Present Value of Covered Payments without causing any Covered Payment to be subject to the excise tax under Section 4999 of the Code or any similar tax.
(ii)For purposes of determining whether any of the Covered Payments will be reduced as described herein:
(A)such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and
(B)the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
(iii)For purposes of determining the amount of any reduction, the Executive shall be deemed to pay:
(A)Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Effective Date occurs, and

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(B)any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Effective Date occurs, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year.
(iv)Except as set forth in the next sentence, all determinations to be made under this Section 8(a) shall be made by the Accountants, which Accountants shall provide its determinations and any supporting calculations to the Company and the Executive no later than ten (10) days prior to the Change in Control. If determined by the Accountants to be excludible from parachute payments under Section 280G of the Code, the value of any non-competition covenant to which the Executive is a party with the Company or any of its Affiliates or any other such agreement shall be determined by independent appraisal by a nationally-recognized business valuation firm acceptable to both the Executive and the Company, and a portion of the Covered Payments shall, to the extent of that appraised value, be specifically allocated as reasonable compensation for such non-competition covenant and shall not be treated as a parachute payment. Any such determination by the Accountants shall be binding upon the Company and the Executive.
(v)If the Accountants determine that Covered Payments should be reduced, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof.
(vi)While it is the general intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After-tax Benefit to the Executive would thereby be increased in the manner provided for herein, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accountants, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accountants believe has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. In the event that the Accountants, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7827(f)(2) of the Code.
(vii)All of the fees and expenses of the Accountants in performing the determinations referred to in this Section 8(a) shall be borne solely by the Company.

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(viii)Any right to reimbursement incurred due to a tax audit or litigation addressing the existence or amount of a tax liability must be made by the end of the Executive's taxable year following the Executive's taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authorities or, where no such taxes are remitted, the end of the Executive's taxable year following the year in which the audit is completed or there is a final and non-appealable settlement or resolution of the litigation.
(b)Provisions for Compliance with Code Section 409A. If any right to payment or benefit under this Agreement would be deemed to be a non-exempt deferral subject to Code Section 409A, and such payment or benefit would be distributable based upon a termination of employment, such payment (i) shall be distributable only upon a termination of the Executive’s employment that constitutes a Separation from Service (as defined below) and the date of termination shall be the date of the Separation from Service and (ii) if the Executive is a “specified employee” (as determined in accordance with procedures adopted by the Board of Directors of the Company or its delegate) and the distribution is required to be delayed for six (6) months to comply with Code Section 409A, such distribution shall occur on the first day of the seventh month after such Separation from Service (or upon the Executive’s death, if earlier). In the case of any delay in payment, interest shall be credited on the unpaid amount at a rate equal to the short-term applicable federal rate (with semiannual compounding) established by the Internal Revenue Service under Code Section 1274(b)(2)(B) and in effect at the date the amount would have been paid but for the delay hereunder. Any delay in payment hereunder shall not cause a corresponding delay in the timing of any other payment that is not specifically subject to the six-month delay rule of Code Section 409A. A Separation from Service shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Executive will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period. An Executive shall be considered to continue employment and to not have a Separation from Service while on a leave of absence if the leave does not exceed six (6) consecutive months (twenty-nine (29) months for a disability leave of absence) or, if longer, so long as the Executive retains a right to reemployment with the Company or an affiliate under an applicable statute or by contract. For this purpose, a “disability leave of absence” is an absence due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Executive to be unable to perform the duties of his job or a substantially similar job. Continued services solely as a director of the Company or an affiliate shall not prevent a Separation from Service from occurring. This Agreement shall be interpreted and applied in a manner as to be exempt from or comply with Code Section 409A. However, the Company shall not be responsible for any taxes due for payments under this Agreement for any reason including failure to be exempt from or comply with Code Section 409A.
9.Conditions to Payment. Notwithstanding any other provision of this Agreement, the Executive’s right under this Agreement to receive payment of an incentive award under the NJRES Plan or its successor plan for the 2024 Fiscal Year will be forfeited immediately, and the Company will have no further obligations under this Agreement, upon the occurrence of any one or more of the following events (defined terms are attached hereto as Exhibit A):

(a)Competitive Employment. In the event that the Executive, during the Restricted Period and within the Restricted Territory, directly or indirectly, whether on the Executive’s own behalf or on behalf of any other person or entity, performs services of the type which are the same as or similar to those conducted, authorized, offered or provided by the

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Executive to the Company or any of its Affiliates within the 24 months prior to the Executive’s termination of employment, and which support business activities which compete with the Business of the Company.
(b)Recruitment of Company Employees and Contractors. In the event that the Executive, during the Restricted Period, directly or indirectly, whether on the Executive’s own behalf or on behalf of any other person or entity, solicits or induces any employee or independent contractor of the Company or any of its Affiliates with whom the Executive had Material Contact to terminate or lessen such employment or contract with the Company or any of its Affiliates.
(c)Solicitation of Company Customers. In the event that the Executive, during the Restricted Period, directly or indirectly, whether on the Executive’s own behalf or on behalf of any other person or entity, solicits any actual or prospective customers of the Company or any of its Affiliates with whom the Executive had Material Contact for the purpose of selling any products or services which compete with the Business of the Company.
(d)Solicitation of Company Vendors. In the event that the Executive, during the Restricted Period, directly or indirectly, whether on the Executive’s own behalf or on behalf of any other person or entity, solicits any actual or prospective vendor of the Company or any of its Affiliates with whom Employee had Material Contact for the purpose of purchasing products or services to support business activities which compete with the Business of the Company.
(e)Breach of Confidentiality. In the event that the Executive, at any time, directly or indirectly, divulges or makes use of any Confidential Information or Trade Secrets of the Company or any of its Affiliates other than in the performance of the Executive’s duties for the Company. This provision does not limit the remedies available to the Company or any of its Affiliates under common or statutory law as to trade secrets or other forms of confidential information, which may impose longer duties of non-disclosure and provide for injunctive relief and damages. Notwithstanding anything herein to the contrary, nothing herein is intended to or will be used in any way to prevent the Executive from providing truthful testimony under oath in a judicial or administrative proceeding or to limit the Executive’s right to communicate with a government agency, as provided for, protected under or warranted by applicable law. The Executive further understands nothing herein limits the Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (‘Government Agencies”). Nothing herein limits the Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by the Government Agency, including providing documents or information without notice to the Company. This Agreement does not limit the Executive’s right to receive an award for information provided to any Government Agency. Notwithstanding anything herein to the contrary, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if the Executive files a lawsuit for retaliation for reporting a suspected violation of law, the Executive may disclose the Trade Secret to his or her attorney and use the Trade Secret information in the court proceeding, as long as the Executive files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.

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(f)Return of Property and Information. In the event that the Executive fails to return all of the Company’s or its Affiliate’s property and information (whether confidential or not) within the Executive’s possession or control within seven (7) calendar days following the termination or resignation of the Executive from employment with the Company and its Affiliates. Such property and information includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by the Company or its Affiliate to the Executive or which the Executive has developed or collected in the scope of the Executive’s employment with the Company, as well as all Company or Affiliate-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by the Company, the Executive shall certify in writing that the Executive has complied with this provision, and has permanently deleted all Company and Affiliate information from any computers or other electronic storage devices or media owned by the Executive. The Executive may only retain information relating to the Executive’s benefit plans and compensation to the extent needed to prepare the Executive’s tax returns.
(g)Disparagement. In the event that the Executive makes any statements, either verbally or in writing, that are disparaging with regard to the Company or any of its Affiliates or their respective officers, executives and Board members.
(h)Failure to Provide Information. In the event that the Executive fails to promptly and fully respond to requests for information from the Company or any of its Affiliates regarding the Executive’s compliance with any of the foregoing conditions.
10.Payments to Beneficiaries. The Executive’s death prior to payment of the Executive’s incentive award for the 2024 Fiscal Year shall not adversely affect any of the Executive’s rights under this Agreement, subject to the remaining terms of this Agreement. Any payment to be made to the Executive after the Executive’s death shall be paid to the Executive’s Beneficiary. For purposes of this Agreement, "Beneficiary" means the person or trust the Executive has most recently designated in writing or electronically to the Company as the Executive’s Beneficiary under this Agreement. If the Executive has failed to make a designation or if no designated person is alive or the Executive has not established the designated trust, and no successor Beneficiary has been designated and is alive or in existence, the term "Beneficiary" means (a) the spouse of the deceased Executive, if any, or (b) if the Executive’s spouse is not alive or there is no spouse, the surviving children of the deceased Executive per stirpes, or (c) if no children are alive or there are no children, the legal representative of the deceased Executive's estate.
11.Successors.
(a)This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

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12.Miscellaneous.
(a)Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws.
(b)Arbitration. Except to the extent provided herein, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Newark, New Jersey and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association (or such other voluntary arbitration rules applicable to employment contract disputes) in effect at the time of the arbitration, supplemented, as necessary, by those principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.
(c)Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives and, with regard to payments and benefits subject to Code Section 409A, shall only be amended in a manner that complies with Code Section 409A.
(d)Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company and its Affiliates, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.
(e)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
    If to the Executive:    at the home address of the Executive noted on the records of the Company.

    If to the Company:        New Jersey Resources Corporation
                    1415 Wyckoff Road
                    Wall, New Jersey 07719
                    Attn.: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f)Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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(g)Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of this Agreement are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.
(h)Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.
(i)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
(j)Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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    IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Corporate Secretary, all as of the day and year first above written.

NEW JERSEY RESOURCES CORPORATION

                    By:    Stephen D. Westhoven
                    Title:     President and Chief Executive Officer

ATTEST:

By:    Mary Pat Bolin
Title:    Senior Corporate Governance Paralegal

                    EXECUTIVE

                    By:    Timothy F. Shea

WITNESSED:

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Exhibit A

a. “Business of the Company” means the following areas of its business which are selected below, which the Executive acknowledges are areas of the business of the Company and its Affiliates in which the Executive has responsibilities:

(check as applicable)

____        Natural Gas Distribution: Consists of New Jersey Natural Gas Company, a natural gas utility company that provides regulated retail natural gas service to residential and commercial customers in central and northern New Jersey and participates in the off-system sales and capacity release markets.

______    Energy Services: Maintains and transacts around a portfolio of physical assets consisting of natural gas storage and transportation contracts and also provides wholesale energy management services to other energy companies and natural gas producers in market areas including states from the Gulf Coast and Mid-continent regions to the Appalachian and Northeast regions, the West Coast and Canada.

______    Clean Energy Ventures: Investor, owner, and operator in the renewable energy sector, including, but not limited to, investments in residential and commercial rooftop and ground mount solar systems.

______    Storage and Transportation: Includes investments in natural gas transportation and storage assets and is comprised of the following: Steckman Ridge, which is a partnership that owns and operates a 17.7 Bcf natural gas storage facility, with up to 12 Bcf working capacity, in western Pennsylvania that is 50 percent owned by a Company Subsidiary; Leaf River Energy Center, a natural gas storage facility located in southeastern Mississippi with a combined working natural gas storage capacity of 32.2 million dekatherms; a 20 percent ownership interest in the proposed PennEast Pipeline, a 118-mile pipeline designed to bring natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey; and Adelphia Gateway, an 84-mile pipeline in southeastern Pennsylvania.

______    Home Services: Consists of NJR Home Services Company, which provides Heating, Ventilating, and Air Conditioning (HVAC) service, sales and installation of appliances, as well as installation of solar equipment.

b. “Confidential Information” means all valuable and/or proprietary information (in oral, written, electronic or other forms) belonging to or pertaining to the Company or any of its Affiliates, its customers and vendors, that is not generally known or publicly available, and which would be useful to competitors of the Company and its Affiliates or otherwise damaging to the Company or its Affiliates if disclosed. Confidential Information may include, but is not necessarily limited to: (i) the identity of the Company’s customers or potential customers, their purchasing histories, and the terms or proposed terms upon which the Company offers or may offer its products and services to such customers, (ii) the identity of the Company’s vendors or potential vendors, and the terms or proposed terms upon which the Company may purchase products and services from such vendors, (iii) technology used by the Company to provide its services, (iv) the terms and conditions upon which the Company employs its employees and independent contractors, (v) marketing and/or business plans and strategies, (vi) financial reports and analyses regarding the revenues, expenses, profitability and operations of the Company, and (vii)

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information provided to the Company by customers and other third parties under a duty to maintain the confidentiality of such information. Notwithstanding the foregoing, Confidential Information does not include information that: (i) has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Executive without authorization from the Company; (ii) has been independently developed and disclosed by others, or (iii) which has otherwise entered the public domain through lawful means. Confidential Information also does not include information related to any claim of sexual harassment or sexual assault and nothing herein restricts the disclosure of such information. Nothing herein shall prohibit, prevent or restrict the Executive from reporting any allegations of unlawful conduct to federal, state or local officials or to an attorney retained by the Executive.

c. “Material Contact” means contact in person, by telephone, or by paper or electronic correspondence, or the supervision of those who have such conduct, and which is done in furtherance of the business interests of the Company and within the last 36 months of the Executive’s employment with the Company.

d. “Restricted Period” means the period while the Executive is employed by the Company and for 36 months following the termination or resignation of the Executive from employment with the Company and its Affiliates.

e. “Restricted Territory” consists of the following areas, to the extent such areas have been identified as applicable to the definition of the “Business of the Company” above:

    Natural Gas Distribution: The State of New Jersey and for those employees engaged in or supervising off system sales, the States of New Jersey, New York and Pennsylvania.

    Energy Services: The Continental United States and within a 100 mile radius of the Dawn Storage Hub in Canada.

    Clean Energy Ventures: States in the United States where the Company or any of its subsidiaries are investing in, developing, or operating renewable energy projects or assets

    Storage and Transportation: The States of New Jersey, New York, Connecticut, Pennsylvania, Virginia, West Virginia, Mississippi, Louisiana, Alabama and Texas.

    Home Services: The State of New Jersey.

f.    “Trade Secrets” means a trade secret of the Company or any Affiliate as defined by applicable law.

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